Exhibit 2.1

ACKNOWLEDGMENT OF SATISFACTION OF CONDITION

AND SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This ACKNOWLEDGMENT OF SATISFACTION OF CONDITION AND SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER is made and entered into as of September 21, 2016 (this “Acknowledgment and Amendment”) by and among HELIOS AND MATHESON ANALYTICS INC., a Delaware corporation (“Helios”); ZONE ACQUISITION, INC., a Nevada corporation (“Sub”), and ZONE TECHNOLOGIES, INC., a Nevada corporation (the “Company”, together with Helios and Sub, the “Parties” and each, a “Party”). Capitalized terms used herein but not herein defined shall have the respective meanings ascribed thereto in that certain Agreement and Plan of Merger, dated as of July 7, 2016, by and among Helios, Sub and the Company (the “Merger Agreement”). Unless explicitly stated otherwise, references to “Sections” or a “Section” refer to Sections or a Section of the Merger Agreement, and references to any “Schedule” refer to a Schedule to the Merger Agreement.

WHEREAS, on September 7, 2016, Helios consummated a private offering of Senior Secured Convertible Notes in the amount of $4,381,075 (the “Note Financing”);

WHEREAS, as a result of the Note Financing, the Parties have agreed that Exhibit B to the Merger Agreement, setting forth the Post-Merger Capitalization of Helios, shall be amended as set forth in this Acknowledgment and Amendment; and

WHEREAS, in accordance with Section 7.9, the Parties desire to amend the Merger Agreement as set forth in this Acknowledgment and Amendment;

NOW, THEREFORE, in consideration of the mutual covenants of the Parties as hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
ACKNOWLEDGMENT OF SATISFACTION OF CONDITION

1.1     Acknowledgment. The Company hereby acknowledges and agrees that the Note Financing satisfies the condition set forth in Section 5.1(c) of the Merger Agreement, requiring Helios to consummate a Capital Raising Transaction pursuant to which Helios would receive aggregate gross cash proceeds of at least $5,000,000 and up to $10,000,000 before deduction of offering expenses and any underwriter or placement agent fees, discounts or expenses.

1.2     No Further Obligations Regarding the Capital Raising Transaction. Upon the execution of this Acknowledgment and Amendment, the Parties agree that Helios shall have no further obligation to take any actions required under the Merger Agreement to consummate a Capital Raising Transaction.

ARTICLE II
AMENDMENTS

2.1     Amendment to Section 4.19. The first sentence of Section 4.19 of the Merger Agreement shall be deleted in its entirety and the following shall appear in its place:

4.19     Amendment to Helios Equity Incentive Plan. The Helios Board shall duly approve and adopt an amendment to Helios’s 2014 Equity Incentive Plan (the “Helios Equity Plan”) such that the number of shares available for issuance pursuant to awards thereunder, in total, shall equal 1,125,000 immediately after the Effective Time and satisfaction of the conditions to Closing set forth in Article 5 (the “Helios Plan Amendment”), subject to and in accordance with the Post-Merger Capitalization.

2.2     Amendment to Exhibit B. The Parties agree that Exhibit B to the Merger Agreement is hereby amended and restated in its entirety in the form of Attachment 1 to this Acknowledgment and Amendment.

ARTICLE III
MISCELLANEOUS

3.1     Counterparts; Execution. This Acknowledgment and Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Acknowledgment and Amendment will become effective when duly executed by each Party. Facsimile or other electronically scanned and transmitted signatures (including by email attachment) shall be deemed originals and shall constitute valid execution and acceptance of this Acknowledgment and Amendment by the signing/transmitting Party.

3.2     No Other Amendments. Except as specifically amended hereby, the Merger Agreement, as amended by the Waiver and First Amendment to Agreement and Plan of Merger, is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

3.3     Governing Law; Jurisdiction. This Acknowledgment and Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply or mandatory principles of law require the application of the law of another jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York and any appellate court thereof and the United States District Court, Southern District of New York and any appellate court thereof, in any action or proceeding arising out of or relating to the Merger Agreement, as amended by the Waiver and First Amendment to Agreement and Plan of Merger and this Acknowledgment and Amendment, or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7.13 of the Merger Agreement; provided, that nothing in this Acknowledgment and Amendment shall affect the right of any Party to the Merger Agreement to serve process in any other manner permitted by Law.

3.4     Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS ACKNOWLEDGMENT AND AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Acknowledgment and Amendment to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Parthasarathy Krishnan
Name: Parthasarathy Krishnan
Title: Chief Executive Officer

ZONE ACQUISITION, INC.

By:	/s/ Parthasarathy Krishnan
Name: Parthasarathy Krishnan
Title: President

ZONE TECHNOLOGIES, INC.

By:	/s/ Theodore Farnsworth
Name: Theodore Farnsworth
Title: Chief Executive Officer

ATTACHMENT 1

AMENDED AND RESTATED EXHIBIT B

 TO AGREEMENT AND PLAN OF MERGER

Helios & Zone

Post-Merger Capitalization

	Pre-Split

	Issued & Outstanding	%	Fully Diluted	%
HMNY/Zone Post Merger Cap Structure:
Helios & Matheson Existing	2,330,438	57.25%	2,330,438	40.26%
Zone Merger Consideration	1,740,000	42.75%	1,740,000	30.06%
Senior Convertible Note Financing (Principal/$8.075 Conversion Price)			542,548	9.37%
Senior Convertible Note Financing (Interest/$8.075 Conversion Price)			40,691	0.70%
Warrant Issued to Palladium			9,908	0.17%
Equity Incentive Plan			1,125,000	19.43%

Total	4,070,438	100.00%	5,788,585	100.00%

HMNY/Zone Post Merger Cap Structure:
Helios & Matheson Existing	2,330,438	57.25%	2,330,438	36.51%
Zone Merger Consideration	1,740,000	42.75%	1,740,000	27.26%
Senior Convertible Note Financing (Principal/$4.00 Conversion Price)			1,095,269	17.16%
Senior Convertible Note Financing (Interest/$4.00 Conversion Price)			82,145	1.29%
Warrant Issued to Palladium			9,908	0.16%
Equity Incentive Plan			1,125,000	17.63%

Total	4,070,438	100.00%	6,382,760	100.00%

Senior Convertible Note Financing
Total Principal Amount	$4,381,075
Total Interest Amount (15 months at 6%)	$328,581
Total Principal and Interest	$4,709,656

Number of shares to be issued at $8.075/Principal	542,548
Number of shares to be issued at $8.075/Interest	40,691
Number of shares to be issued at $4.00/Principal	1,095,269
Number of shares to be issued at $4.00/Interest	82,145

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